Exhibit 4.5

SPONSOR AGREEMENT

THIS SPONSOR AGREEMENT (this “Agreement”) is dated as of June 16, 2014 between AccuShares Investment Management, LLC, a Delaware limited liability company (“Sponsor”), and AccuShares Commodities Trust I, a statutory trust organized under the laws of the state of Delaware (the “Trust”), both for itself and on behalf of each of its series set forth on Schedule A hereto (each, a “Fund” and, collectively, the “Funds”).

1.	The Trust and the Funds. As of the date of this Agreement, neither the Trust nor any Fund is (i) an investment company under the Investment Company Act of 1940 (the “1940 Act”) and (ii) required to register as such thereunder. As of the date of this Agreement, Sponsor is not registered as an investment adviser under the Investment Advisers Act of 1940 and is not required to register as such thereunder.
2.	Appointment. Pursuant to the terms of the second amended and restated trust agreement of the Trust (the “Trust Agreement”), the Trust appointed Sponsor to serve as its sponsor, with full managerial control of the Trust, and Sponsor accepted such appointment and agreed to assume certain expenses of the Trust and each Fund. Sponsor hereby agrees to render managerial services to the Trust and the Funds on the terms and conditions set forth in this Agreement and the Trust Agreement.
3.	Management. Sponsor will manage the Funds in accordance with Sponsor’s best judgment and as outlined in the Funds’ then-current prospectus or prospectuses included as a part of a registration statement filed with the U.S. Securities and Exchange Commission (the “SEC”).
4.	Reporting; Record Keeping. Sponsor will be available at reasonable times to discuss the management of the Funds with the Trust or its designee. Any written reports supplied by Sponsor to the Trust discussing Fund management are intended solely for the benefit of the Trust and the Funds, and the Trust agrees that it will not disseminate such reports to any other party (other than the Funds’ service providers) without the prior consent of Sponsor, except as may be required by applicable law. Sponsor shall make or cause to be made, and shall maintain or cause to be maintained, all records as are required to be made or maintained by it in its capacity as sponsor of the Trust.
5.	Eligible Repos.

A.                Sponsor will not cause any Fund to enter into any Global Master Repurchase Agreement or tri-party account control agreement in connection with any Eligible Repo transaction with any Person who is an Affiliated Person (as defined in Section 2(a)(3) of the Investment Company Act of 1940) with respect to any of a Fund, the Trust, the Trustee, the Sponsor or the Investment Advisor.

B.                 Sponsor will not cause any Fund to enter into any Eligible Repo with any Person unless such Eligible Repo (i) is entered into with a seller that is bank with at least one billion U.S. dollars in assets or a registered securities dealer that is deemed creditworthy by the Investment Advisor, (ii) terminates the Business Day following its execution, (iii) is denominated in U.S. dollars, and (iv) is “collateralized fully,” meaning that (A) the value of the assets collateralizing the Eligible Repo (less transaction costs, including loss of interest, that the Fund reasonably could expect to incur if the seller were to default) is, and during the entire term of the Eligible Repo remains, at least equal to the resale price payable by the seller under the Eligible Repo, (B) title to the underlying collateral assets passes to the Fund or, if the asset transfer is recharacterized as a secured loan, the Fund will have a perfected first priority security interest in the assets securing the seller’s obligations, (C) such assets are held by a custodian bank for the benefit of the Fund during the term of the Eligible Repo, (D) such assets consist entirely of U.S. Treasury Securities, and (E) upon the insolvency of the seller, the Eligible Repo would qualify under a provision of applicable insolvency law providing an exclusion from any automatic stay of creditors’ rights against the seller.

6.	Other Accounts. The Trust understands and acknowledges that Sponsor may perform sponsor and managerial services for various persons other than the Funds. The Trust, on behalf of each Fund, acknowledges that Sponsor may give advice and take action concerning such other persons that may be the same as, similar to or different from the advice given, or the timing and nature of action taken, concerning the Funds. Except to the extent necessary to perform Sponsor’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict the right of Sponsor, or any affiliate of Sponsor or any employee of Sponsor to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.
7.	Fees and Expenses. The Trust, on behalf of each Fund, shall pay Sponsor fees for its services as sponsor hereunder, from time to time, all as set forth on Schedule A hereto and in the registration statements or reports of the Trust publicly available on the EDGAR system of the SEC (“EDGAR filings”). Sponsor and the Trust, on behalf of each Fund, agree that material changes to the Sponsor fee payment structure shall not become effective prior to 30 days after such changes are described in one or more EDGAR filings. Sponsor, on behalf of each Fund, shall pay Wilmington Trust, N.A., as trustee of the Trust, fees for its services as trustee under the Trust Agreement, from time to time, all as set forth on Schedule B hereto.
8.	Representations; Indemnification. The Trust, on behalf of itself and each Fund, represents and warrants that: (a) it has been duly organized and is validly existing under the law of the state of Delaware, (b) it is duly authorized to execute, deliver and perform this Agreement and has taken all action necessary to authorize its execution, delivery and performance, including the obtaining of any necessary
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governmental consents, (c) the execution, delivery and performance of this Agreement does not and will not conflict with or violate any provision of law, rule, regulation, governing document of the Trust, contract, deed of trust, or other instrument to which the Trust is a party or to which any of the Trust’s or any Fund’s property is subject, (d) this Agreement is a valid and binding obligation enforceable against the Trust and each Fund, as applicable, in accordance with its terms (subject to applicable insolvency or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application) and (e) each Fund will be comprised of assets that are owned by such Fund as principal, and will not be subject to (i) the Employee Retirement Income Security Act of 1974, (ii) the 1940 Act, (iii) the Commodity Exchange Act, or (iv) any lien, security interest or other similar encumbrance. The indemnification provisions of Section 5.9 of the Trust Agreement shall apply to any claims, losses, liabilities or expenses (including but not limited to, the reasonable fees and expenses of counsel) of any kind and nature whatsoever incurred by Sponsor for any actions taken by Sponsor acting in reasonable reliance upon such representations.

9.	Liability. Sponsor will be liable for losses to any Fund that are the direct result of Sponsor’s gross negligence, bad faith or willful misconduct. Except as set forth in the foregoing sentence, neither Sponsor nor its officers, employees or agents shall be liable hereunder for any act or omission or for any error of judgment in managing the Funds. Sponsor shall not be responsible for any special, indirect or consequential damages, or any loss incurred by reason of any act or omission, by the Funds or any broker, dealer, counterparty or custodian used hereunder or any authorized representative of the foregoing. Notwithstanding the foregoing, nothing herein shall in any way constitute a waiver or limitation of any rights that the Trust or the Funds may have under the federal securities laws or other applicable law.
10.	Instructions. Sponsor shall comply with, and be entitled to act on, any instructions reasonably believed to be from an authorized representative of the Trust. Sponsor and its employees and agents shall be fully protected from all liability in acting upon such instructions, without being required to determine the authenticity of the authorization or authority of the persons providing such instructions.
11.	Tax Filings. Except as described in EDGAR filings, Sponsor will not be responsible for making any tax credit or similar claim or any legal filing on the Trust’s or any Fund’s behalf.
12.	Governing Law/Disputes. This Agreement shall be governed by and construed in accordance with the law of the State of New York (excluding the law thereof which required the application of or reference to the law of any other jurisdiction). Any action or proceeding arising directly, indirectly, or otherwise in connection with, out of, related to, or from this Agreement, any breach hereof, or any transaction covered hereby, shall be resolved by arbitration, within the City of
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New York and State of New York. In any such action or proceeding, the prevailing party shall be entitled to recovery of all reasonable attorneys’ fees incurred with respect thereto. Each party agrees that in the event that any dispute arising from or relating to this Agreement becomes subject to any judicial proceeding, such party waives any right it may otherwise have to (a) seek punitive damages, or (b) request a jury trial.

13.	Termination. This Agreement may be terminated at any time by the Trust or Sponsor upon 30 days’ prior written notice to the other party. Any obligation or liability of either party resulting from actions or inactions occurring prior to termination shall not be affected by termination of this Agreement.
14.	Assignment. Neither the Trust nor Sponsor shall assign this Agreement without the written consent of the other party.
15.	License to Use Marks. For so long as Sponsor is the sponsor of the Trust, Sponsor grants the Trust a no-fee license to use all service marks or trademarks which Sponsor or its affiliates have or may register for use in connection with financial services.
16.	Notices. All notices and other communications under this Agreement shall be in writing and shall be addressed to the parties at their respective addresses.

If to the Trust:

AccuShares Commodities Trust I
c/o AccuShares Investment Management, LLC
1 Bridge Plaza North, Suite 468
Fort Lee, NJ 07024
Attn: Forrest Gilman

If to Sponsor:

AccuShares Investment Management, LLC
1 Bridge Plaza North, Suite 468
Fort Lee, NJ 07024
Attn: Forrest Gilman

17.	Severability. In the event any provision of this Agreement is adjudicated to be void, illegal, invalid or unenforceable, the remaining terms and provisions of this Agreement shall not be affected thereby, and each of such remaining terms and provisions shall be valid and enforceable to the fullest extent permitted by law.
18.	Integration; Amendment. This Agreement together with the Trust Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereby and supersede all previous oral or written negotiations, commitments and understandings related thereto. This Agreement may not be amended or modified in any respect, nor may any provision be waived, without
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the written agreement of Sponsor and the Trust. No waiver by Sponsor or the Trust of any obligation of the other hereunder shall be considered a waiver of any other obligation of such party.

19.	Further Assurances. Each of Sponsor and the Trust shall execute and deliver such other documents or agreements as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.
20.	Headings. The headings of paragraphs herein are included solely for convenience and shall have no effect on the meaning of this Agreement.
21.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to be one and the same instrument.
22.	Definitions. Capitalized terms not otherwise defined in this Agreement have the meanings assigned to them in the Trust Agreement.
23.	Assets of the Funds. The assets of each Fund shall be held in separate and distinct accounts (directly or indirectly, including through a nominee or otherwise) and accounted for in such separate and distinct records separately from the other assets of the Trust and every other Fund and are referred to as “assets belonging to” that Fund. Except as otherwise set forth herein, the assets belonging to a Fund shall belong only to that Fund for all purposes, and to no other Fund, and shall be subject only to the rights of creditors of that Fund. Any assets, income, earnings, profits, funds, or payments, and proceeds thereof which are not readily identifiable as belonging to any particular Fund shall be allocated to and among one or more Funds in such manner and on such basis as the Sponsor in its sole and absolute discretion deems fair and equitable. Each such allocation shall be conclusive and binding upon the shareholders of all Funds for all purposes, and such assets, income, earnings, profits, funds, or payments, and proceeds thereof, shall be referred to as assets belonging to that Fund. The assets belonging to a Fund shall be so recorded upon the books of the Trust, and shall be held in trust for the benefit of the shareholders of such Fund. The assets belonging to a Fund shall be charged with the liabilities of such Fund and all expenses, costs, charges, indemnities and reserves attributable to such Fund.
24.	Liabilities of the Funds. Except as otherwise set forth herein, the debts, liabilities, obligations, expenses, costs, charges, interests, claims, indemnities and reserves of any nature and all kinds and descriptions (“Claims”) incurred, contracted for, attributable to or otherwise existing with respect to a particular Fund shall be enforceable against the assets of such Fund only, and not against the assets of the Trust generally or of any other Fund and, unless otherwise provided by the Sponsor, none of the Claims incurred, contracted for, attributable to or otherwise existing with respect to the Trust generally or any other Fund shall be enforceable against the assets of such Fund. Any general Claims of the Trust which are not
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readily identifiable as being held with respect to any particular Fund shall be allocated and charged by the Sponsor to and among any one or more of the Funds in such manner and on such basis as the Sponsor in its sole and absolute discretion deems fair and equitable. Any person extending credit to, contracting with or having any claim against any Fund may look only to the assets of such Fund to satisfy or enforce any Claim with respect to such Fund. No shareholder or former shareholder of any Fund shall have a claim on or any right to any assets allocated or belonging to any other Fund, except to the extent that such shareholder or former shareholder has such a claim or right hereunder as a shareholder or former shareholder of such other Fund.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ACCUSHARES COMMODITIES TRUST I By: AccuShares Investment Management, LLC, as Sponsor By: /s/ Forrest G. Gilman
Name: Forrest G. Gilman
Title:	Vice President, Chief Financial Officer and Treasurer

ACCUSHARES INVESTMENT MANAGEMENT, LLC By: /s/ Forrest G. Gilman
Name: Forrest G. Gilman
Title:	Vice President, Chief Financial Officer and Treasurer

SCHEDULE A

SPONSOR’S FEES

Each Fund pays Sponsor a Sponsor’s Fee, monthly in arrears, for each of its classes in an amount equal to the percentage of such class’ average daily Class Value (as defined in the Trust Agreement) at the rates indicated in the following table, calculated on the basis of a 365-day year.

	Sponsor’s Fee for Up Shares	Sponsor’s Fee for Down Shares
AccuShares Commodity Funds:
AccuShares S&P GSCI Spot Fund	75 bps	75 bps
AccuShares S&P GSCI Agriculture and Livestock Spot Fund	75 bps	75 bps
AccuShares S&P GSCI Industrial Metals Spot Fund	75 bps	75 bps
AccuShares S&P GSCI Crude Oil Spot Fund	45 bps	45 bps
AccuShares S&P GSCI Brent Oil Spot Fund	45 bps	45 bps
AccuShares S&P GSCI Natural Gas Spot Fund	60 bps	60 bps
AccuShares Spot CBOE VIX Fund	95 bps	95 bps